Exhibit 3.1

PROLOGIS, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Prologis, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting the first paragraph of existing Article IV in its entirety and replacing it with the following paragraph:

“The total number of shares of all classes of stock that the Corporation shall have authority to issue is 2,100,000,000, consisting of 2,000,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and 100,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), which may be issued in one or more classes as described in Paragraph C of this Article IV. The aggregate par value of all of the Corporation’s authorized shares having par value is $21,000,000. The Common Stock and each class of the Preferred Stock shall each constitute a separate class of stock of the Corporation.”

SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD:

(a)    Immediately before the filing of these Articles of Amendment, the total number of shares of stock of all classes which the Corporation had the authority to issue was one billion one hundred million (1,100,000,000), $0.01 par value per share, of which one billion (1,000,000,000) shares were common stock, $0.01 par value per share, and one hundred million (100,000,000) shares were preferred stock, $0.01 par value per share, having an aggregate par value of eleven million dollars ($11,000,000).

(b)    Immediately after the filing of these Articles of Amendment, the total number of shares of stock which the Corporation has authority to issue is two billion one hundred million (2,100,000,000), $0.01 par value per share, of which two billion (2,000,000,000) shares are common stock, $0.01 par value per share, and one hundred million (100,000,000) shares are preferred stock, $0.01 par value per share, having an aggregate par value of twenty-one million dollars ($21,000,000).

(c)    The information required by subsection (b)(2)(i) of Section 2-607 of the Maryland General Corporation Law was not changed by the amendment.

FOURTH:    The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Senior Vice President and attested to by its Assistant Secretary on this 4th day of May, 2020.

ATTEST:	PROLOGIS, INC.

/s/ Jessica L. Polgar	By:	/s/ Deborah K. Briones
Jessica L. Polgar		Deborah K. Briones
Assistant Secretary		Senior Vice President